UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.  )

☑	Filed by the Registrant	☐	Filed by a party other than the Registrant

CHECK THE APPROPRIATE BOX:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
Cardinal Health, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☑	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Cardinal Health, Inc.
7000 Cardinal Place
Dublin, OH 43017
SUPPLEMENT TO PROXY STATEMENT
FOR THE 2024 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON NOVEMBER 6, 2024
On September 16, 2024, Cardinal Health, Inc. (the “Company”) filed its definitive proxy statement (the “Proxy Statement”) for the 2024 Annual Meeting of Shareholders (the “Annual Meeting”), which will be held virtually at 8:00 a.m., Eastern Time, on Wednesday, November 6, 2024. The Company is filing this supplement to the Proxy Statement (the “Supplement”) to update certain information regarding Michelle M. Brennan, a member of the Company’s Board of Directors (the “Board”) who is standing for re-election at the Annual Meeting.
This Supplement should be read in conjunction with the Proxy Statement. Except as specifically supplemented by the information contained herein, this Supplement does not modify any other information set forth in the Proxy Statement. Information on how to vote your shares or change or revoke your prior vote or voting instruction, is available in the Proxy Statement.
* * * *
Related Person Transaction and Director Independence
On September 24, 2024, Michelle M. Brennan, a member of the Board and of the Board’s Audit Committee and Human Resources and Compensation Committee, was appointed interim Chief Executive Officer of Masimo Corporation (“Masimo”), a health technology and consumer electronics company. Ms. Brennan has served as a member of Masimo’s board of directors since June 26, 2023. When Ms. Brennan joined Masimo’s board of directors, the Company had a pre-existing contract with Masimo under which the Company purchased Masimo’s products for distribution to the Company’s customers. The commercial relationship was negotiated at arm's length and in the ordinary course of business and remains ongoing. From July 1, 2023 through August 31, 2024, the Company made payments to Masimo of approximately $132 million for product purchases. These transactions have been subsequently approved by the Audit Committee in accordance with the Company’s Related Person Transactions Policy. Ms. Brennan has not been involved in any discussions or decisions related to the commercial relationship or transactions between Masimo and the Company.
As a result of Ms. Brennan’s employment relationship with Masimo and the Company’s commercial relationship with Masimo, the Board has determined that Ms. Brennan no longer qualifies as an independent director. Ms. Brennan will remain a member of the Board, but in accordance with the charters of the Audit Committee and the Human Resources and Compensation Committee, she will no longer serve on those committees. Ms. Brennan remains compliant with our outside board commitment policy.
Effective September 29, 2024, director Robert W. Azelby was appointed to the Audit Committee and director Gregory B. Kenny was appointed to the Human Resources and Compensation Committee.